                                                                    Exhibit 23.1

The Board of Directors American Software, Inc.:

   We consent to incorporation by reference in the registration statements (Nos. 333-44744, 333-55214 and 333-67533 on Form S-8 and No. 33-79640 on Form
S-3) of American Software, Inc. of our reports dated June 14, 2001 relating to the consolidated balance sheets of American Software, Inc. and subsidiaries as of April 30, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended April 30, 2001 and related schedule, which reports appear in the April 30, 2001 annual report on Form 10-K of American Software, Inc.

                                          /s/ KPMG, LLP

June 24, 2001 Atlanta, Georgia